SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8‑K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 30, 2002

PG&E Corporation

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(Exact Name of Registrant as Specified in its Charter)

California                1-12609          94-3234914

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(State or other Jurisdiction   (Commission       (IRS Employer

of Incorporation)              File Number)     Identification No.)

PG&E Corporation

One Market, Spear Tower, Suite 2400

San Francisco, California 94105

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(Address of principal executive offices) (Zip Code)

(415) 267-7000

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(Registrant's telephone number, including area code)

Item 5. Other Events

This current report on Form 8-K contains forward-looking statements regarding PG&E Corporation’s projected cash balance at September 30, 2002, which statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management.  These statements are necessarily subject to various risks and uncertainties and actual results could differ materially from those contemplated by the forward-looking statements.  Some of the factors that could cause actual results to differ include: increases in legal fees associated with the bankruptcy of PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (Utility); increases in operating costs at PG&E Corporation; increases in interest rates; the amount of fees that may be associated with potential new financings; and increases in taxes associated with operations.

A.            Voluntary prepayment of loan to General Electric Capital Corporation

As previously disclosed, General Electric Capital Corporation (GECC), Lehman Commercial Paper Inc. (LCPI), and certain other lenders under PG&E Corporation’s $1.02 billion Amended and Restated Credit Agreement dated June 25, 2002 (the “Credit Agreement”) had waived, until August 30, 2002, the requirement that PG&E Corporation's subsidiary, PG&E National Energy Group, Inc. (PG&E NEG), continue to maintain investment grade ratings with either Standard & Poor's (S&P) or Moody's Investor Services, Inc. (Moody's).  (The Credit Agreement provided for a $600 million Tranche A Loan held by GECC (the “Tranche A Loan”) and a $420 million Tranche B Loan held by LCPI and certain other lenders (collectively, the “Lenders”).)

On August 30, 2002, PG&E Corporation made a voluntary prepayment of the $600 million aggregate principal amount of the Tranche A Loan, plus interest totaling approximately $6.7 million, to GECC, including a release by GECC of $90 million  in an interest reserve account maintained pursuant to the Credit Agreement.   GECC has retained its interest in an option to purchase 3 percent of the shares of PG&E NEG, determined on a fully diluted basis, at an exercise price of $1.00. The option may be exercised at any time until 45 days after August 30, 2002.   GECC also has the right to require PG&E National Energy Group, LLC (NEG LLC), the owner of all the shares of PG&E NEG, or PG&E Corporation to repurchase the option at a purchase price equal to the fair market value of the underlying shares (the “Put Price”), which right is exercisable until 45 days after August 30, 2002.  GECC also hasa first priority lien on (1) PG&E Corporation’s equity interest in NEG LLC and (2) NEG LLC’s equity interest in PG&E NEG.

After payment to GECC, PG&E Corporation currently has approximately $132 million cash on hand of which approximately $105 million is subject to certain restrictions on its use.  PG&E Corporation anticipates its cash balance at September 30, 2002 will be approximately $200 million including certain interest reserves required under the terms of the Credit Agreement, as discussed below.  PG&E Corporation’s cash balance remains sufficient to fund its ongoing operations.

B.  New waiver extension from remaining Lenders

Also, on August 30, 2002, PG&E Corporation and the remaining Lenders entered into a Second Amended and Restated Waiver and Amendment Agreement (Waiver and Amendment) that extends the waiver of the Credit Agreement requirement that PG&E NEG continue to maintain investment grade ratings with either S&P or Moody's until October 4, 2002.  The agreement also makes certain amendments to the Credit Agreement.  A copy of the Waiver and Amendment is filed as Exhibit 99 hereto.

The Waiver and Amendment is subject to early termination if PG&E Corporation fails to perform or comply with certain covenants and terms of the Waiver and Amendment.  During the term of the waiver, PG&E Corporation may not make any investment, capital expenditure, or other payment to any of its subsidiaries, in an amount that in the aggregate exceeds $10 million except as may be required under applicable law or by conditions established by the California Public Utilities Commission (CPUC) in decisions approving the formation of PG&E Corporation to hold the stock of the Utility.

  The Waiver and Amendment requires PG&E Corporation to maintain $63 million in an interest reserve account until September 17, 2002, when the amount will be increased to $75 million. In addition, PG&E Corporation may not incur any new funded debt without the consent of the Lenders.

In contrast to the prior waiver, which prohibited PG&E Corporation from allowing PG&E NEG to sell any of its material assets (except for certain sales in the ordinary course of business), the Waiver and Amendment permits PG&E NEG and any of its subsidiaries to sell any of their assets, subject to certain restrictions.  Further, unlike the prior waiver, the Waiver and Amendment does not require PG&E NEG to maintain certain levels of credit availability under the PG&E NEG Credit Agreement and provides additional flexibility on the incurrence of PG&E NEG indebtedness.

During the term of the current waiver by the Lenders, PG&E Corporation intends to negotiate with the Lenders for the elimination of the credit rating maintenance covenant from the Credit Agreement or for such other amendments as may be needed; however, PG&E Corporation cannot predict whether, or to what extent, it would be successful in such efforts.

Item 7.            Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit No.            Description of Exhibit

99                    Second Amended and Restated Waiver and Amendment Agreement, dated August 30, 2002, by and among PG&E Corporation, PG&E National Energy Group, LLC, Lehman Commercial Paper Inc. as administrative agent, and certain of the lenders party to the Amended and Restated Credit Agreement dated as of June 25, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By /s/ CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

Dated:  August 30, 2002

EXHIBIT INDEX

Exhibit No.            Description of Exhibit

99                    Second Amended and Restated Waiver and Amendment Agreement, dated August 30, 2002, by and among PG&E Corporation, PG&E National Energy Group, LLC, Lehman Commercial Paper Inc. as administrative agent, and certain lenders party to the Amended and Restated Credit Agreement dated as of June 25, 2002